Beaverton, Oregon (Business Wire) – November 12, 2003 – Wilshire Financial Services Group Inc. (NASDAQ-SCM:WFSG) reported net income after taxes for the quarter ended September 30, 2003 of $2.7 million, or $0.14 per basic share, compared with $0.9 million, or $0.05 per basic share, for the third quarter of 2002. For the nine-month period ended September 30, 2003, WFSG’s net income was approximately $5.6 million, or $0.31 per basic share, compared with $0.4 million, or $0.02 per basic share, for the nine months ended September 30, 2002.

The Company’s pre-tax income was approximately $4.3 million and $9.4 million, respectively, for the quarter and nine months ended September 30, 2003, compared with pre-tax income of $1.0 million and $0.3 million for the corresponding 2002 periods.

WFSG’s stockholders’ equity increased by approximately $6.2 million during the nine months ended September 30, 2003 to $105.6 million, or $5.67 and $5.12 per basic and diluted share, respectively. The increase reflects the net income for the year to date, approximately $2.0 million in tax benefits relating to losses generated in the Company’s pre-reorganizational period, and the sale of additional shares of common stock pursuant to the exercise of stock options. In addition, in the third quarter of 2003 the Company identified additional net operating loss carryforwards from prior years and recorded the related tax benefits as an increase to equity of $0.8 million. These increases in equity were partially offset by a $2.8 million decline in after-tax unrealized gains on the Company’s portfolio of available-for-sale securities and hedging instruments.

The increase in earnings for the third quarter of 2003 over the third quarter of 2002 was largely due to a $3.1 million increase in consolidated servicing income. This increase primarily reflects the continuing growth of the Company’s loan servicing operations. Additionally, servicing income for the third quarter of 2003 includes a $1.3 million adjustment which the Company recorded pursuant to the clarification and retroactive application of the terms of certain servicing contracts. Also, the results for the third quarter of 2002 included $2.2 million in impairment write-downs related to two interest-only mortgage-backed securities (I/Os) at the Company’s banking subsidiary, with no such charges in the 2003 period. Partially offsetting these factors was a $1.4 million decrease in net interest income (primarily at Wilshire Funding Corporation, the Company’s mortgage investment subsidiary) and a $1.2 million decline in gains on sales of investment securities as compared with the third quarter of 2002. The Company’s total consolidated operating expenses declined by approximately $0.2 million because the results for the third quarter of 2002 included $0.9 million of expenses and charges related to the Company’s relocation of its corporate headquarters and loan servicing operations to Beaverton, Oregon. However, the Company experienced a $0.7 million increase in compensation costs due to the growth of its loan servicing operations and a $0.3 million increase in legal expenses.

The Company’s results for the nine months ended September 30, 2003 versus the comparable 2002 period reflect a $7.3 million increase in net servicing income, which includes the $1.3 million additional servicing income recorded in the third quarter, as discussed above. In addition, the Company recaptured $0.6 million of loan loss reserves in the first three quarters of 2003, versus incurring a loan loss provision of $0.4 million for the comparable 2002 period, for a net improvement of $1.0 million. The results for the first three quarters of 2002 also were adversely impacted by $3.6 million of impairment charges related to the I/O securities cited above. These increases were partially offset by a $2.4 million decline in net interest income (primarily at Wilshire Funding Corporation) and a $1.2 million decrease in gains on sales of investment securities as compared with the first three quarters of 2002. The Company’s consolidated operating expenses for the nine months ended September 30, 2003 declined by $1.8 million compared with the corresponding 2002 period. This decrease in operating expenses resulted from approximately $4.75 million in legal fees and expenses which were accrued in 2002 and related to the May 13, 2002 settlement of litigation which arose from events prior to the Company’s 1999 restructuring. The absence of such expenses in the current year was partially offset by a $3.0 million increase in compensation expense, primarily at the Company’s loan servicing subsidiary.

The Company continues to incur legal expenses on behalf of some of its former officers in connection with the above-described litigation. Such costs totaled approximately $0.5 million and $1.8 million, respectively, for the quarter and nine months ended September 30, 2003, compared with $0.4 million and $1.3 million for the corresponding 2002 periods.

Other significant activity included the following:

- The Company’s banking subsidiary, First Bank of Beverly Hills, F.S.B. (the “Bank”), recorded pre-tax income of $3.1 million and $8.9 million, respectively, for the quarter and nine months ended September 30, 2003, compared with $1.7 million and $5.0 million for the corresponding 2002 periods. The results for the quarter and nine months ended September 30, 2002 reflect $2.2 million and $3.6 million, respectively, in impairment charges related to its holdings of I/O securities. The Bank’s net interest income increased by approximately $0.6 million from the nine months ended September 30, 2002 to the nine months ended September 30, 2003. In addition, the Bank recaptured $0.75 million in reserves for loan losses in 2003 pursuant to a loan sale. Net interest spread increased by 7 basis points, from 2.07% for the first nine months of 2002 to 2.14% for the first nine months of 2003, as the decline in interest rates impacted the Bank’s interest-bearing liabilities, particularly its short-term borrowings, to a slightly greater extent than its interest-earning assets. In the first nine months of 2003, the Bank originated and purchased an aggregate of $176 million in new income property loans (including $97 million in the third quarter) and purchased $102 million of government agency mortgage-backed and other investment securities ($61 million in the third quarter). However, these originations and purchases were largely offset by approximately $245 million in repayments and prepayments of the Bank’s interest-earning assets, precipitated primarily by the continuing low-interest rate environment. The Bank’s overall asset quality remains strong, and its total non-performing assets continue to represent less than 1% of total assets. At September 30, 2003, the Bank’s risk-based capital ratio was 13.8%, exceeding the 10.0% ratio required to be categorized as “well capitalized” by regulatory standards.

- Wilshire Credit Corporation (“WCC”), the Company’s loan servicing subsidiary, recorded pre-tax income of $2.5 million and $4.4 million, respectively, for the quarter and nine months ended September 30, 2003, compared with $1.1 million and $1.4 million for the quarter and nine months ended September 30, 2002. WCC’s net servicing income through the first three quarters of 2003 totaled $25.7 million, an increase of $6.3 million over the results for the corresponding 2002 period. This increase reflects the continuing growth in the volume of WCC’s serviced loans portfolio as a result of contractual flow agreements and new servicing rights acquisitions, in addition to the $1.3 million adjustment recorded in the third quarter, as discussed above. WCC transferred approximately $1.6 billion unpaid principal balance of new loans to its servicing portfolio in the third quarter and, at September 30, 2003, had a total portfolio of $5.9 billion, compared with $4.1 billion at December 31, 2002 and $4.0 billion at September 30, 2002. The increase in WCC’s servicing income was partially offset by a $2.8 million increase in compensation expense as a result of a higher employee head count.

- Wilshire Funding Corporation (“WFC”), the Company’s mortgage investment subsidiary, recorded pre-tax income of $0.1 million and $0.9 million, respectively, for the quarter and nine months ended September 30, 2003, compared with $1.3 million and $2.9 million for the corresponding 2002 periods. WFC’s net interest income declined by approximately $1.4 million from the third quarter of 2002 to the third quarter of 2003, and by $2.5 million from the first nine months of 2002 to the corresponding 2003 period. These decreases in interest income resulted primarily from a drop in WFC’s loan portfolio, a portion of which was sold in June 2002, and to a lesser extent from runoff on its portfolio of mortgage-backed securities.

“Despite substantial run-off from unprecedented prepayment rates, our commercial and multi-family loan portfolio grew by $50 million and our serviced-loan base increased by $0.8 billion during the 3rd quarter,” said Stephen P. Glennon, CEO of Wilshire Financial Services Group Inc. “We are pleased with these results which we believe reflect growing franchises in both our income property lending and special servicing operations.”

For further information, please see our website (www.wfsg.com) for our 10-Q Report and related communications (available on or about November 14, 2003).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Wilshire Financial Services Group Inc.
Stephen P. Glennon	Michael D. Farrell
Chief Executive Officer and	Vice President, Financial Reporting
Chief Financial Officer	(503) 525-7225
(503) 223-5600

WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

                                                                                     September 30,   December 31,
                                                                                         2003           2002
                                                                                     ------------   ------------
                                                      ASSETS

Cash and cash equivalents .........................................................  $     23,716   $     17,579
Government agency mortgage-backed securities available for sale, at fair value ....       153,121        211,082
AAA mortgage-backed securities available for sale, at fair value ..................        48,524         48,320
Other mortgage-backed securities available for sale, at fair value ................         1,236          2,133
Investment securities available for sale, at fair value ...........................        22,222         11,962
Investment securities held to maturity, at amortized cost .........................         9,594             --
Loans, net of allowance for loan losses of $6,751 and $7,980 ......................       537,548        486,667
Discounted loans, net of allowance for loan losses of $33,945 and $40,920 .........         5,061          6,630
Stock in Federal Home Loan Bank of San Francisco, at cost .........................        11,786         10,808
Real estate owned, net ............................................................           473          1,101
Leasehold improvements and equipment, net .........................................         3,071          3,218
Accrued interest receivable .......................................................         3,879          4,043
Servicer advance receivables, net .................................................        29,892         19,922
Service fees receivable ...........................................................         2,709          2,334
Purchased mortgage servicing rights, net ..........................................        10,163          5,405
Receivables from loan servicers ...................................................         1,719            462
Intangible assets, net ............................................................         3,507          3,701
Prepaid expenses and other assets .................................................        10,058          7,654
                                                                                     ------------   ------------
              TOTAL ...............................................................  $    878,279   $    843,021
                                                                                     ============   ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
       Noninterest-bearing deposits ...............................................  $      3,688   $      3,659
       Interest-bearing deposits ..................................................       397,510        392,122
       Short-term borrowings ......................................................        96,000         91,870
       Accounts payable and other liabilities .....................................        15,297         14,284
       FHLB advances ..............................................................       233,337        216,000
       Investment financing .......................................................         5,358          4,284
       Trust preferred subordinated debt ..........................................        20,000         20,000
       Investor participation liability ...........................................         1,447          1,346
                                                                                     ------------   ------------
              Total liabilities ...................................................       772,637        743,565
                                                                                     ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
      Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares
          outstanding .............................................................            --             --
      Common stock, $0.01 par value, 90,000,000 shares authorized, 24,261,703
          and 23,820,874 shares issued (including treasury shares of 5,626,212) ...       117,666        114,357
      Treasury stock, 5,626,212 shares, at cost ...................................       (15,106)       (15,106)
      Retained earnings (accumulated deficit) .....................................         2,549         (3,096)
      Accumulated other comprehensive income, net .................................           533          3,301
                                                                                     ------------   ------------
              Total stockholders' equity ..........................................       105,642         99,456
                                                                                     ------------   ------------
              TOTAL ...............................................................  $    878,279   $    843,021
                                                                                     ============   ============

WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

                                                                                 Quarter Ended             Nine Months Ended
                                                                                 September 30,               September 30,
                                                                           -------------------------   -------------------------
                                                                               2003         2002          2003          2002
                                                                           -----------   -----------   -----------   -----------
INTEREST INCOME:
            Loans .......................................................  $     8,523   $     9,226   $    25,419   $    29,709
            Mortgage-backed securities ..................................        1,993         4,256         8,007         9,661
            Securities and federal funds sold ...........................          342           274           731           914
                                                                           -----------   -----------   -----------   -----------
            Total interest income .......................................       10,858        13,756        34,157        40,284
                                                                           -----------   -----------   -----------   -----------
INTEREST EXPENSE:
            Deposits ....................................................        2,575         3,810         8,564        12,160
            Borrowings ..................................................        3,213         3,523         9,909        10,028
                                                                           -----------   -----------   -----------   -----------
            Total interest expense ......................................        5,788         7,333        18,473        22,188
                                                                           -----------   -----------   -----------   -----------
NET INTEREST INCOME .....................................................        5,070         6,423        15,684        18,096
PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS ............................           78           136          (592)          372
                                                                           -----------   -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS ..        4,992         6,287        16,276        17,724
                                                                           -----------   -----------   -----------   -----------
OTHER INCOME:
            Servicing income ............................................       10,004         6,917        25,751        18,463
            Loan fees and charges .......................................           33            32            83           103
            Real estate owned, net ......................................         (109)          (45)         (196)         (156)
            (Loss) gain on sale of loans ................................          (97)           25           (17)        2,505
            Gain on sale of securities ..................................          249         1,490           249         1,428
            Market valuation losses and impairments .....................           --        (2,238)           --        (3,611)
            Investor participation interest .............................          (32)          (20)         (161)       (1,565)
            Other, net ..................................................           99           155           830         1,361
                                                                           -----------   -----------   -----------   -----------
            Total other income ..........................................       10,147         6,316        26,539        18,528
                                                                           -----------   -----------   -----------   -----------
OTHER EXPENSES:
            Compensation and employee benefits ..........................        6,931         6,279        21,093        18,097
            Professional services .......................................        1,144           879         3,835         3,697
            Occupancy ...................................................          554           677         1,634         1,759
            FDIC insurance premiums .....................................          101           107           316           316
            Data processing .............................................          278           237           811           838
            Communication ...............................................          182           276           631           878
            Insurance ...................................................          360           316         1,065           870
            Corporate travel and development ............................           75            74           201           243
            Depreciation ................................................          386           486         1,190         1,345
            Amortization of intangibles .................................           65            65           194           194
            Postage and courier expense .................................          240           247           814           767
            Provision for litigation claims .............................           --            --            --         3,600
            Other general and administrative expenses ...................          479         1,373         1,675         2,686
                                                                           -----------   -----------   -----------   -----------
            Total other expenses ........................................       10,795        11,016        33,459        35,290
                                                                           -----------   -----------   -----------   -----------
INCOME BEFORE MINORITY INTEREST AND INCOME TAXES ........................        4,344         1,587         9,356           962
MINORITY INTEREST .......................................................           --          (561)           --          (686)
                                                                           -----------   -----------   -----------   -----------
INCOME BEFORE INCOME TAXES ..............................................        4,344         1,026         9,356           276
INCOME TAX PROVISION (BENEFIT) ..........................................        1,669           159         3,711          (144)
                                                                           -----------   -----------   -----------   -----------
NET INCOME ..............................................................  $     2,675   $       867   $     5,645   $       420
                                                                           ===========   ===========   ===========   ===========

Earnings per share - basic...............................................  $      0.14   $      0.05   $      0.31   $      0.02
Earnings per share - diluted.............................................  $      0.13   $      0.04   $      0.28   $      0.02

Weighted average shares outstanding - basic..............................   18,633,781    18,000,489    18,432,450    16,799,210
Weighted average shares outstanding - diluted............................   20,564,647    20,016,196    20,419,687    18,550,728